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                                                                    Exhibit 3.11
                                                                    ------------

                                  CHIPPAC LTD.

                        POLICY AND OPERATING GUIDELINES

ABSTRACT

These liquidity management, investment, hedging and administration policy and operating guidelines ("Guidelines") set out the general principles pertaining to the administration of the business of ChipPAC Ltd. (the "Company"). These Guidelines were approved by Resolution of the Managing Director, dated the 5th of August, 1999, and as amended from time to time by subsequent resolutions of the Managing Director.

1.0  Definitions

     "Auditor" is the statutory auditor appointed in accordance with the terms of the appointment set out in the Deed of Foundation of the Company.

     "Borrowing Participant" is a Participant making a Funding Request in accordance with the applicable Liquidity Management Agreement entered into between the Borrowing Participant and the Company, a. sample of which is enclosed in Appendix A.

     "Company" is ChipPAC Ltd., a Hungarian limited liability company.

     "Director" is the managing director of the Company, with signing authority in matters relating to the Company as set out in the Deed of Foundation.

     "Financing Account" is the USD denominated account in the name of the Company with ABN AMRO Bank, London, U.K.

     "Member" is ChipPac Operating Limited, a company incorporated under the laws of US Tortola, or its successor as set out in an amended Deed of Foundation and whose rights and obligations in respect of the Company are determined in accordance with the Deed of Foundation and resolutions of the Member and the Company.

     "Governing Legislation" is Act CLXI on Business Associations and other applicable Hungarian law governing matters dealt with in these Guidelines.

     "Participants" are those companies which have entered into a Liquidity Management Agreement with the Company and whose rights and obligations are defined therein.

     "Operating Account" is the USD denominated bank account in the name of the Company with ABN AMRO Bank in Budapest which is used for settling local expenses and for paying Hungarian taxes.

     "Service Provider" is TMF Hungary Ltd., pursuant to the terms of a Service and Office Space Agreement, a sample of which is enclosed in Appendix B.
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     Note: Other defined terms mentioned in these Guidelines but which are riot specifically defined in this section have the same meaning as provided for in the applicable Liquidity Management Agreement or the applicable Loan Agreement/Purchased Debt as those terms are defined in the Liquidity Management Agreement.

2.0  General Policy Objectives

     2.1 To provide liquidity and treasury management services to Participants under common control in a cost-effective manner.

     2.2 To realise a reasonable return on surplus fluids, if applicable, while maintaining adequate liquidity and a low level of overall investment risk.

     2.3 To administer the Company in a way that is consistent with and adheres to agreements in place between the Company and other parties and to ensure that the offshore status of the Company under Hungarian law is preserved.

3.0  Liquidity Management re; Participants

     3.1 Any and all funds of the Company should be used for one of four purposes: financing and liquidity management of Participants, investment of surplus funds, payment of dividends or settlement of operational expenses.

     3.2 The Company should not lend funds to an entity which is not a Participant governed by a Liquidity Management Agreement except where fluids are advanced to the Member for the purpose of making expected or future dividend payments.

     3.3 Actual interest and principal repayments should be made both by accounting entries in the records of the Borrowing Participant and the Company as well as by the physical transfer of cash to the Financing Account of the Company. Outstanding interest or principal should not be refinanced. Payments should be made as and when required in accordance with the terms of any applicable Loan Agreement or Purchased Debt.

     3.4 The amount and source of funds to be used for the financing and liquidity management activities of the Company should be determined by the Director, from time to time, and in accordance with the guidelines pertaining to Capitalization of the Company in section 5.0, after due consideration of the anticipated borrowing requirements of Borrowing Participants, balance sheet funding restrictions, if applicable, and operational requirements of the Company.

4.0  Management of Surplus Funds

     4.1 Surplus funds may accumulate in the Financing Account from time to time as interest and/or principal receipts are received and approval in accordance with these Guidelines has not yet been given for either subsequent lending of the funds or their advance or payment as a dividend to the Member.

     4.2 Each year the Director should, if applicable, makes decisions or set policies with respect to the retention and investment of surplus funds throughout the year, including matters relating to investment policies, currencies etc.
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     4.3  The Company shall be responsible for the proper management of surplus funds in accordance with the decisions of the Director.

     4.4 All surplus funds available, from time to time, shall be, where necessary, converted into and/or kept in USD unless the Company has ascertained a specific requirement for funds in another currency in which event the Company may, with prior authorization of the Director, take steps in advance to acquire or maintain funds in such currency.

     4.5 Any surplus funds should be placed on deposit, at the best rates obtainable, for committed periods not exceeding two months with any financial institution with a minimum Standard & Poor's short term credit rating of A1. The Company may place surplus funds on deposit for committed periods of up to 3 months or more with the express authorization of the Director.

5.0  Capitalization of the Company

     5.1 The Director shall be responsible for ensuring that the Company is sufficiently capitalised such that it can meet its liquidity management and financing responsibilities in respect of Participants.

     5.2 The Company may be capitalized, from time to time, through equity contributions from the Member, borrowings from financial institutions approved by the Director or advances from Participants or other entities approved by the Director.

     5.3 The Member will usually make equity contributions to the Company either through cash contributions to registered capital, in-kind contributions to registered capital or cash or in-kind contributions to capital reserve.

     5.4 The Director must approve all borrowings by or credit facilities granted to the Company.

6.0  Hedging

     6.1 The Director shall be responsible for approving and providing for any and all hedging activities of the Company.

     6.2 Loans to Participants and advances from Participants and approved entities may be made in USD or any other freely tradable currency. Any loan or advance not denominated in USD may, at the determination of the Director, be hedged in USD with a financial institution with a minimum Standard & Poor's short term credit rating of Al or a minimum Standard & Poor's long term credit rating of AA for any hedging transaction over 12 months or as otherwise determined by the Director. Hedging may not be necessary where the currency of the loan is matched on the funding side.

     6.3 For foreign exchange exposures, only spot and forward foreign exchange contracts shall be entered into by the Company, upon approval by the Director. No speculative contracts shall be entered into. Hedge consolidation of net exposure may be undertaken.

     6.4 The hedging of interest rates on loans made and borrowings received shall be determined by the Director, on a case by case basis.
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7.0   Banking and Disbursements

      Banking

      7.1 The Company shall set up and maintain, at a minimum, one Operating Account in Hungary denominated in USD for the purpose of settling local expenses and paying taxes.

      7.2 The following expenses must be paid from the Operating Account and cannot be paid from any other account in the name of the HOC:

           a)  All remuneration of managing Director, employees etc.;
           b) All statutory filing fees and other amounts paid to government bodies in Hungary;
           c) All professional advisor's fees in Hungary for services relating to the Company;
           d)  All taxes payable to a Hungarian tax authority.

      7.3 The Company shall set up and maintain at least one Financing Account denominated in USD for the purpose of lending funds to Participants and for receiving principal and interest repayments on USD denominated, and, if necessary, other currency denominated lendings to Participant

      7.4 No funds may be disbursed from the Financing Account for purposes stated in sections 7.1 or 7.2 or for any other expense reasonably related to the operation or ongoing maintenance of the Company except as specifically set oat in section 7.3.

      7.5 The Company may set up arid maintain a non-USD denominated account for specific purposes.

      7.6 The Company is responsible for ensuring, by way of funds transfer from the Financing Account and in conjunction with the Service Provider, that sufficient funds are available in the Operating Account for settling anticipated local expenses. Any request for a transfer of funds from the Financing Account to the Operating Account must be authorized on a Financing Account Transfer Request a sample of which is enclosed in Appendix C.

      7.7 Person(s) designated in the Deed of Foundation of the Company should have signing authority over the Operating and Financing Account unless other arrangements are agreed to by the Director.

      7.8 No funds may be disbursed as a loan to a Borrowing Participant from the Financing Account unless a Funding Request has been submitted and approved by the Director.

      7.9 No funds may be disbursed from the Operating Account pursuant to an approved Funding Request.

     7.10 The Service Provider shall provide, to the Company, originals or reasonable copies of all invoices or supporting documentation for approval prior to payment of expenses out of the Operating Account. Pre-approval of such expenditures, including pre-authorized payment or payment by standing order may be approved by the Director.
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8.0   Dividends to the Member

      8.1 The Director shall declare and pay dividends to the Member at their discretion and in accordance with the Deed of Foundation, any applicable resolutions and pursuant to and in accordance with applicable Hungarian law.

      8.2 The Director should (where possible) declare and pay dividends no more than once per year, after completion and approval of the annual audited financial statements and submission of the audited financial statements to the Hungarian authorities.

      8.3 Interim dividend payments may be made, but must be supported by a resolution of the Director and based on approved interim audited financial statements showing sufficient profit reserves to support the dividend.

      8.4 During the course of the year, the Director may approve interim advances to the Member. These advances must be paid from the Financing Account pursuant to a completed Financing Account Transfer Request. All advances to the Member outstanding at the end of the year must be settled first through the declaration and payment of a dividend in accordance with section 8.1 and Hungarian law.

      8.5 The Company is responsible for withholding all taxes on dividends paid to the Member and remitting these withholdings to the appropriate Hungarian authorities.

      8.6 The Company must file an authenticated document of domicile with the Hungarian tax authorities enabling the Company to withhold at the rate of withholding appropriate for the applicable treaty.

9.0   Accounting and Bookkeeping

      9.1 The Service Provider shall be responsible for all record keeping and accounting functions in respect of the Company in accordance with the Service and Office Space Agreement.

      9.2 The Service Provider shall be responsible for processing all invoices and requests for payment in the normal course for settlement in accordance with these Guidelines.

      9.3 The Service Provider and/or other designated individual or company shall be responsible for administering and maintaining the registered office of the Company in accordance with the terms of the applicable lease or rental agreement.

      9.4 The Service Provider shall be responsible for administering and maintaining a business office of the Company in accordance with the terms of the Service and Office Space Agreement.

10.0  Financial Reporting

     10.1 The Service Provider should be responsible for completion of internal and external financial reporting requirements for the Company.
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     10.2  A report should be provided to the Company by the Service Provider detailing management accounts on a quarterly or other basis to be determined by the Company and in a format to be agreed upon in consultation with the Company.

     10.3 A report should be provided to the Director by the Service Provider detailing receipts and disbursements and reconciliations in respect of the Operating and Financing Accounts of the Company on a monthly or other basis to be determined by the Company and in a format to be agreed upon in consultation with the Company.

     10.4 A report should be provided to the Director by the Company in consultation with the Service Provider which sets out the status of all requests for funding awaiting approval on an annual or other basis to be determined by the Company and in a format to be agreed upon in consultation with the Company.

     10.5 The Service Provider in conjunction with the Company shall prepare final year end accounts and financial statements for presentation to the Company within a reasonable time after year end.

     10.6 The Service Provider shall be responsible for providing all necessary and requested information on a timely basis to the Auditor for purposes of completion of the annual audit.

     10.7 The Service Provider shall provide any and all information or reports requested by the Company or the Director.

     10.8 The Service Provider should provide financial statements for the pre-Company to the Auditor on a timely basis.
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                                 ACKNOWLEDGMENT


     THESE GUIDELINES including the enclosed Appendices are hereby acknowledged as constituting the Policy and Operating Guidelines of ChipPAC Ltd. as at the date below with retroactive effect to the date of incorporation of ChipPAC Ltd.

     Date: August 5, 1999


     On behalf of ChipPAC Ltd.,



     /s/ Jozsef Veress
     -----------------------------
     Jozsef Veress
     Managing Director